Exhibit 6

Commitments by the TCV Group

to

The Board of Governors of the Federal Reserve System

TCV VII, L.P., TCV VII (A), L.P. and TCV Member Fund, L.P. (each, a “TCV Investor” and collectively, the “TCV Investors”), and their subsidiaries and affiliates (collectively, the “TCV Group”), will not, without the prior approval of the Board or its staff, directly or indirectly:

1.	Exercise or attempt to exercise a controlling influence over the management or policies of Green Dot or any of its subsidiaries;

2.	Have or seek to have more than one representative of the TCV Group serve on the board of directors of Green Dot or any of its subsidiaries;

3.	Permit any representative of the TCV Group who serves on the board of directors of Green Dot or any of its subsidiaries to serve (i) as the chairman of the board of directors of Green Dot or any of its subsidiaries, (ii) as the chairman of any committee of the board of directors of Green Dot or any of its subsidiaries, (iii) as a member of any committee of the board of directors of Green Dot or any of its subsidiaries if the TCV Group representative occupies more than 25 percent of the seats on the committee, (iv) as a member of a committee of the board of directors of Green Dot if at any time such committee would have decisionmaking authority for policies or actions on managerial matters (other than decisions related to retaining third party consultants or advisers in connection with carrying out committee duties) unless (a) recommendations of such committee as to policy or actions on managerial matters are reviewed and approved or reviewed and ratified by the full board, (b) such committee is carrying out functions in accordance with a policy or parameters approved by the full board, or (c) Board staff authorizes service on a particular committee in light of all the facts and circumstances of the case, or (v) as a member of any committee if such representative has the authority or practical ability unilaterally to make, or block the making of, policy or other decisions that bind the board, any committee of the board, or management of Green Dot;

4.	Have or seek to have any employee or representative of the TCV Group serve as an officer, agent, or employee of Green Dot or any of its subsidiaries;

5.	Take any action that would cause Green Dot or any of its subsidiaries to become a subsidiary of TCV Group;

6.	Own, control, or hold with power to vote securities that (when aggregated with securities that the officers and directors of the TCV Group own, control, or hold with power to vote) represent 25 percent or more of any class of voting securities of Green Dot or any of its subsidiaries;

7.	Own or control equity interests that would result in the combined voting and nonvoting equity interests of the TCV Group and its officers and directors to equal or exceed 25 percent of the total equity capital of Green Dot or any of its subsidiaries, except that, if the TCV Group and its officers and directors own, hold, or have the power to vote less than 15 percent of the outstanding shares of any classes of voting securities of Green Dot, TCV Group and its officers and directors may own or control equity interests greater than 25 percent, but in no case more than 33.3 percent, of the total equity capital of Green Dot or any of its subsidiaries;

8.	Propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the management or board of directors of Green Dot or any of its subsidiaries;

9.	Enter into any agreement with Green Dot or any of its subsidiaries that substantially limits the discretion of Green Dot’s management over major policies and decisions, including, but not limited to, policies or decisions about employing and compensating executive officers; engaging in new business lines; raising additional debt or equity capital; merging or consolidating with another firm; or acquiring, selling, leasing, transferring, or disposing of material assets, subsidiaries, or other entities;

10.	Solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of Green Dot or any of its subsidiaries;

11.	Dispose or threaten to dispose (explicitly or implicitly) of equity interests of Green Dot or any of its subsidiaries in any manner as a condition or inducement of specific action or non-action by Green Dot or any of its subsidiaries; or

12.	Enter into any other banking or nonbanking transactions with Green Dot or any of its subsidiaries, except that the TCV Group may establish and maintain deposit accounts with Green Dot or any of its subsidiaries, provided that the aggregate balance of all such deposit accounts does not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with Green Dot.

Each TCV Investor also certifies that:

13.	It is not an affiliate of any other investor (excluding other TCV Investors) in the proposed transaction (individually, each an “Investor,” and, collectively, the “Investors”);

14.	It has reached its decision to invest in Green Dot independently from the other Investors (excluding other TCV Investors);

15.	It is not managed or advised by an investment manager or investment advisor who performs the same services for any other Investor (excluding other TCV Investors);

16.	It (including any subsidiary or affiliate of such TCV Investor) has not engaged and will not engage as part of a group consisting of substantially the same entities as the Investors, in substantially the same combination of interests, in any additional banking or nonbanking activities or business ventures in the United States without prior consultation with the Board;

17.	It has not and will not enter into any agreements or understandings with any other Investor to act in concert for the purpose of exercising a controlling influence over Green Dot or any of its subsidiaries, including, but not limited to, any agreements or understandings regarding the voting or transfer of shares of Green Dot; and

18.	Any director representing such TCV Investor will not collude or conspire with any other directors or shareholders of Green Dot with respect to the exercise of any director’s voting rights. Nothing in this commitment shall limit a director’s ability to exercise its legitimate duties/rights as a director of Green Dot, including the ability to consult with other directors and shareholders as appropriate.

The terms used in these commitments have the same meanings as set forth in the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and the Board’s Regulation Y. For purposes of these commitments, “Investor” includes any subsidiary or affiliate of the Investor.

Nothing in these commitments releases the TCV Group from compliance with the Change in Bank Control Act and the Board’s regulations thereunder for any subsequent acquisition or increase in the percentage ownership of any class of voting shares of Green Dot.

Each TCV Investor understands that these commitments constitute conditions imposed in writing in connection with the Board’s findings and decisions related to TCV Group’s ownership of up to 9.9 percent of the voting power or the voting shares of Green Dot, including a determination that no filing under the BHC Act is required for this transaction by the TCV Group, and, as such, may be enforced in proceedings under applicable law.

IN WITNESS WHEREOF, the undersigned has executed these commitments as of the date stated below.

Date: August 12, 2011

TCV VII, L.P.
a Cayman Islands exempted limited partnership

By:	Technology Crossover Management VII, L.P.
Its:	General Partner

By:	Technology Crossover Management VII, Ltd.
Its:	General Partner

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV VII (A), L.P.
a Cayman Islands exempted limited partnership

By:	Technology Crossover Management VII, L.P.
Its:	General Partner

By:	Technology Crossover Management VII, Ltd.
Its:	General Partner

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV MEMBER FUND, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory